Exhibit 99.1

NEWS RELEASE
101 East Park Blvd, Suite 1300 Plano, TX 75074 (972) 234-6400

Company & Media Contact Julia Kramer jkramer@intrusion.com P: 972-301-3635

INTRUSION Inc. Announces Appointment of Katrinka

McCallum to its Board of Directors

Plano, Texas – Feb. 10, 2021 – INTRUSION Inc. (NASDAQ: INTZ), a leading provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection services, announces Katrinka McCallum as the newest member of its Board of Directors.

“We are beyond thrilled to have Katrinka join INTRUSION’s Board of Directors and welcome her to our team. Her outstanding executive experience and board involvement brings great perspective and fresh ideas to our company,” said Tony LeVecchio, Chairman of the Board. “Katrinka’s background and skillsets make her a natural fit for this seat.”

Most recently, Katrinka McCallum was Vice President of Customer and Product Experience at Red Hat, a leading provider of enterprise open source solutions, which was acquired by IBM in 2019. During her career that spans more than two decades in enterprise software, McCallum led business units, sales and marketing organizations as well as engineering and operations teams. She developed a reputation for driving strategy into actions that intelligently aligned the operational backbone and accelerated the business.

McCallum has served on corporate boards including Micromuse, Inc. (NASDAQ: MUSE) and Round Pond, a subsidiary board of Red Hat, Inc. In addition, she was a member of the executive committee for the North Carolina Technology Association board.

“I am passionate about my work scaling organizations for growth within the technology industry and hope to further strengthen the impressive INTRUSION team,” added McCallum. “My focus has been on operating excellence and delivering results that benefit customers, ecosystems and shareholders. I look forward to continuing that work within the cybersecurity sphere.”

The appointment of Katrinka McCallum comes at an exciting time for INTRUSION, as the awareness of INTRUSION Shield™ is rapidly growing now that businesses know it can protect from zero-day attacks such as those that breached SolarWinds.

###

About INTRUSION Inc.

INTRUSION, Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection solutions. INTRUSION’s family of solutions includes Shield™, a combination of plug-n-play hardware, software, global data, and real-time Artificial Intelligence (AI) services that provide organizations with the most robust cybersecurity defense possible, TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s solutions help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

Cautionary Statement Regarding Forward Looking Information

This release may contain certain forward-looking statements, including, without limitations, statements about the performance of protections provided by our Shield products, or other statements which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward- looking statements involve a number of risks and uncertainties, including that the Company may not benefit from these changes in its executive management team. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, risks that we have detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

2